EXHIBIT 10.142

                LETTER OF INTENT DATED SEPTEMBER 24, 1996 BETWEEN
                THE REGISTRANT AND GRAND HOTEL KRASNAPOLSKY N.V.

                           NuOasis International Inc.
                      43 Elizabeth Avenue o Nassau, Bahamas
        Telephone (011) 44-171-493-1166 o Facsimile (011) 44-171-493-1197

                                 October 7, 1996



Board of Directors
Grand Hotel Krasnopolsky N.V.
Dam 9 - 1012 JS
Amsterdam, The Netherlands

         RE: Formation and capitalization of a joint enterprise, to be incorporated under the laws of the Netherlands Antilles (the "NV Company") and jointly owned in equal proportions by NuOasis International Inc., a corporation organized under the laws of the Commonwealth of the Bahamas ("NuOasis") and Grand Hotel Krasnopolsky N.V., a corporation organized under the laws of The Netherlands ("GHK")

Gentlemen:

This letter agreement, when countersigned as indicated below ("Agreement"), will confirm and memorialize the agreement by and among, on the one hand, Nona Morelli's II Inc., a corporation organized under the laws of the United States ("Nona") and its wholly-owned subsidiary, NuOasis, and on the other hand, Grand Hotel Krasnopolsky N.V., a corporation organized under the laws of The Netherlands ("GHK"), to enter into the within-described series of transactions (the "Transaction") whereby GHK (or its designee) and NuOasis will cause the formation of the NV Company (as defined herein) and capitalize such enterprise with cash, securities and assets, all upon and subject to the following terms and conditions.

This Agreement is made and entered into by NuOasis based upon the following facts:

          A. NuOasis has the right to acquire seventy percent (70%) of the share capital of Cleopatra Palace Limited, an Irish corporation ("Cleopatra") and NuOasis Resort & Casino, Margarita A.V.V., an Aruba corporation in organization ("NuOasis Margarita"); and,

          B. Cleopatra is the owner of all of the issued and outstanding share capital of Cleopatra Cap Gammarth Limited ("Cleopatra Gammarth"), Cleopatra Hammamet Limited ("Cleopatra Hammamet"), and Cleopatra Palace Monastir Limited, a corporation in organization ("Cleopatra Monastir"), corporations serving as subsidiaries of Cleopatra and organized under the laws of Tunisia; and,

          C. Cleopatra Hammamet has the right to conduct casino gaming in the province of Hammamet, Tunisia pursuant to an order issued by the government of Tunisia (the "Hammamet License") at a casino gaming facility located in Hammamet (the "Hammamet Casino"), designed and built to suit Cleopatra pursuant to the Casino Lease and Management Operating contract with Societe Loisirs Club Hammamet (the "Hammamet Lease") which conveys to Cleopatra Hammamet certain use and operating rights to the Hammamet Casino; and,


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          D.   Cleopatra  Gammarth has the right to conduct casino gaming in the province of Cap Gammarth, Tunisia pursuant to an order issued by the government of Tunisia (the "Cap Gammarth License") at a casino gaming facility (the "Cap Gammarth Casino"), located on the premises of the Le Palace Hotel, itself a part of the hotel and commercial park known as Cleopatra Palace Resort at Cap Gammarth, designed and built to suit Cleopatra pursuant to the Casino Lease and Management Operating contract with Societe Loisirs Club Cap Gammarth (the "Cap Gammarth Lease") which conveys to Cleopatra Gammarth certain use and operating rights to the Cap Gammarth Casino; and,

          E. Cleopatra World has the rights to manage the Le Palace Hotel and adjoining commercial establishments, including eight (8) third-party operated restaurants and fifty-four (54) clothing and consumer goods retail shops, an independent health club, a stand-alone beach club and forty (40) deluxe apartments (collectively, the "Gammarth Hotel"); and,

          F. Cleopatra Monastir, a corporation in organization, has the right to manage and option to purchase the 1,000-room hotel and entertainment complex known presently as the "Jockey Club" (the "Monastir Hotel"), in the town of Monastir, Tunisia, and to conduct casino gaming in a 50,000 square foot casino facility (the "Monastir Casino"), to be built to suit for Cleopatra pursuant to the Agreement with (the "Monastir Lease"), which conveys to Cleopatra certain use, operating and management rights to the existing hotel and entertainment complex and to the proposed casino; and,

          G. NuOasis Margarita, a corporation in organization, has an agreement in principle to acquire, develop and own in perpetuity a 418-room deluxe hotel and 50,000 square foot gaming casino currently known as the "Curacao Beach Hotel", presently under construction on the Island of Margarita, in the southern Caribbean, which NuOasis intends to complete, open and operate as the "NuOasis Resort & Casino - Margarita Isle (the "Margarita Resort").

          H. As soon as practicable after the execution hereof, GHK and NuOasis wish to enter into a joint business enterprise in the form of a new limited liability company under the laws of the Netherlands Antilles (the "NV Company") for the purpose of acquiring, constructing, developing, operating and/or managing real and leasehold interests in hotels, food services and casino gaming and non-gaming-related activities (generally referred to herein as "Properties"); and,

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          I.   The initial  Properties to be acquired,  developed,  operated and managed by the NV Company will be the Hammamet Casino, the Gammarth Casino and the Le Palace Hotel. Subject to the initial level of capitalization of the NV Company, as set forth herein, it may also acquire, develop, operate and manage the Monastir Casino, the Monastir Hotel, the Margarita Resort, and purchase a controlling ownership interest in the Le Palace Hotel.

Based upon these facts, and the representations and warranties contained herein, our agreement is as follows:

1.       Formation and Capitalization of NV Company

         Subject to the satisfaction (or waiver) of the terms and conditions contained herein, at the Closing (as herein defined), NuOasis and GHK shall cause the formation of NV Company with authorized share capital of the equivalent of Forty Million Dollars (USD40,000,000), comprised of Forty Thousand (40,000) shares with nominal value of the equivalent of One Hundred Dollars (USD100) per share. Immediately following the formation of NV Company, GHK and NuOasis shall each subscribe for share capital of the NV Company as follows:

          A. Subscription by NuOasis. NuOasis will transfer, or cause Cleopatra to transfer to the NV Company, in consideration for a fifty percent (50%) interest in the NV Company, its rights to seventy percent (70%) interest in Cleopatra Hammamet, Cleopatra Gammarth, Cleopatra Monastir and Cleopatra World, and its rights to fifty percent (50%) interest in NuOasis Margarita (as defined herein and collectively referred to herein as the "NuOasis Subsidiaries"); and,

          B. Subscription by GHK. GHK will initially transfer, or cause to be transferred to the NV Company the sum of Twenty Million Dollars (USD20,000,000), less the "Pre- Closing Contributions" (as defined herein), for use by the NV Company to complete the construction, development and opening of the two (2) casinos comprising the principal assets of Cleopatra Hammamet and
               Cleopatra  Gammarth,   to  manage  and  acquire  the  rights  and
               ownership interest of Cleopatra World. Subscription payments by GHK shall be made as follows:

               (i) USD3,500,000 upon formation of the NV Company and Closing hereunder;

               (ii) USD12,000,000  payable  in two  (2)  equal  installments  of
                    USD6,000,000 due thirty (30) days and again sixty (60) days following Closing herein;

               (iii)USD4,500,000  payable upon execution of the Hotel Management
                    Agreement (as defined herein) with respect to the Le Palace Hotel.

                    GHK may elect, at its discretion, to make further contributions to fund the development of the Monastir Hotel, Monastir Casino and Margarita Resort ("Secondary Contribution").

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2.       Advances by GHK

         During the period immediately following the execution hereof and ending the Closing Date (the "Pre-Closing Period"), GHK agrees to provide an amount of cash (the "Pre-Closing Contributions") up to the lesser of USD2,000,000, or such amount as may be required to pay the costs and expenses incurred or becoming due during the Pre-Closing Period (whether before or after the formation of the NV Company), for the operation of the Le Palace Hotel, the Hammamet Casino and the Gammarth Casino in accordance with the budgets for the respective facilities (the "Pre-Opening Budget"), attached hereto and incorporated by reference as Schedule "1".

         Such Pre-Closing Contributions (if any) will be collateralized by NuOasis by the pledge and delivery to a mutually acceptable escrowholder of shares of Nona common stock equal in value to 120% of the aggregate Pre-Closing Contributions.

3.       Use of Capital by NV Company

          A. Completion of Development, Construction and Opening of NV Company Properties. Upon Closing the NV Company will acquire majority ownership rights and the obligations to complete, open for business and manage or supervise the management of the initial Properties. It is mutually agreed that the GHK Capitalization, consisting of up to USD20,000,000 will be utilized by the NV Company, unless otherwise agreed by the Operating Committee (as defined below), as follows:

               (i)  USD6,500,000  will be  utilized  to  finance  the  remaining
                    Pre-Opening   Budget  costs  and  expenses  related  to  the
                    Hammamet Casino; and,

               (ii) USD7,000,000  will be  utilized  to  finance  the  remaining
                    Pre-Opening   Budget  costs  and  expenses  related  to  the
                    Gammarth Casino; and,

               (iii)USD4,500,000  will be utilized to finance and retire debt of
                    Cleopatra World related to the opening and working capital requirements of the Le Palace Hotel.

          B. Reimbursement of Costs Paid by NuOasis Pending Closing. Up to USD5,000,000 - USD1,000,000 out of Pre-Opening Contributions (if any) may be utilized to reimburse NuOasis or Cleopatra for costs and expenses incurred during the Pre-closing Period in the furtherance of the development, completion and opening of the subject Properties and contained in the Pre-Opening Budget which, as of the date hereof, have been or will be incurred or accrued directly by NuOasis or Nona on behalf of the subject facilities.

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4.       Closing

         The closing of this Transaction (the "Closing") shall occur within five
         (5) business days following the formation of the NV Company, at the office of GHK or such other place or time as the parties hereafter may mutually agree following the execution hereof.

         At Closing NuOasis shall cause the transfer to the NV Company of seventy percent (70%) of the share capital of (a) Cleopatra Hammamet;
         (b) Cleopatra Cap Gammarth; and (c) Cleopatra World.

5.       Non-Disclosure;  Non-Circumvention

         NuOasis and GHK, for themselves and on behalf of their Affiliates (as defined below), agree that, for a period of two (2) years immediately following the termination of this Agreement, they will not:

          A. Disclose. Disclose or make known to any person, firm or corporation not already in the public domain, including but not limited to the names or nature of the business opportunities, businesses, or addresses of any of the projects, Properties or customers of the other party or its Affiliates, any information pertaining to them; or,

          B. Circumvent. Call on, solicit, or take away, attempt to call on, solicit, or attempt to take away any of the Properties, projects, business opportunities, properties (owned or in the negotiating stage), or customers of the other parties or their Affiliates, on whom the parties hereof called or became acquainted with during the process of investigating the feasibility of the transaction contemplated by this Agreement, either for itself or for any other person, firm or corporation.

         For the purposes of this Agreement, an "Affiliate" of, or person affiliated with, a specified person is a person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. The term associate means (I) a corporation or organization (other than the NV Company) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities; (ii) any trust or other estate in which such a person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity; and,
         (iii) any relative or spouse of such person, or any relative or such spouse, who has the same home as such person or is director or officer of the parties hereto.

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6.       Representations and Warranties of NuOasis

         In connection herewith, and as an inducement to GHK to enter into this Agreement, NuOasis confirms that:

          A. The NuOasis Subsidiaries. The shares of the NuOasis Subsidiaries, when delivered, will be free and clear of liens, claims and encumbrances; NuOasis has all necessary right and power to enter into this Agreement and to cause the transfer to NV Company NuOasis' seventy percent (70%) of the equity of Cleopatra Hammamet, Cleopatra Gammarth, Cleopatra World, Cleopatra Monastir and fifty percent (50%) of NuOasis Margarita, Cleo Aruba, to NV Company as contemplated herein; and, that any necessary approval by regulatory authorities, shareholders of NuOasis or third parties will be obtained prior to Closing.

          B. Status of the NuOasis Subsidiaries. The NuOasis Subsidiaries with the exception of NuOasis Margarita and Cleopatra World, which are incorporated under the laws of the Netherlands Antilles and British Virgin Islands, respectively, are duly organized, validly existing, and in good standing under the laws of their jurisdiction.

          C. Capitalization of the NuOasis Subsidiaries. The capitalization of the NuOasis Subsidiaries is, as of the date hereof is comprised of the following: (I) 1,000 shares of authorized capital stock, TD1,000 par value, of which all 1,000 shares are issued and outstanding as to Cleopatra Hammamet; (ii) 1,000 shares of authorized capital stock, TD1,000 par value, of which all 1,000 shares are issued and outstanding as to Cleopatra Gammarth; (iii) 50,000 shares of authorized capital stock, USD1.00 par value, of which all 50,000 shares are subscribed but not yet issued and outstanding as to Cleopatra World; (iv) 1,000 shares of authorized capital stock, TD1,000 par value, of which all 1,000 shares are subscribed but not yet issued and outstanding as to Cleopatra Monastir; and (v) 100,000 shares of authorized capital stock, NAD1.00 par value, of which all 100,000 shares are subscribed but not yet issued and outstanding as to NuOasis Margarita.

          D. Compliance with Laws, Rules and Regulations. The NuOasis Subsidiaries are in compliance with all applicable laws, rules and regulations, relating to their business, except to the extent that non-compliance would not materially and adversely affect their respective business, operations, or value of their assets.

          E. Value of the Principal Assets of the NuOasis Subsidiaries. NuOasis' investment in the NuOasis Subsidiaries, directly and indirectly through Cleopatra and by way of costs and expenses incurred by NuOasis and Nona for the benefit of such subsidiaries, as of the date hereof, is approximately USD17,100,000 represented by USD16,000,000 invested by NuOasis which NuOasis or Cleopatra have or are in the process of utilizing to provide working capital to and guarantees for the use of Cleopatra Hammamet, Cleopatra Gammarth, Cleopatra World and Cleopatra Monastir, and approximately USD1,100,000 in costs and expenses incurred by Nona for which NuOasis and/or Cleopatra have assumed responsibility for reimbursement. The allocation of such investments by NuOasis are identified in Schedule "2" attached hereto (the "Investments").

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               In addition,  pursuant to the  agreement  in  principle  with the present owners of the Margarita Resort, NuOasis has agreed to purchase the property for USD12,500,000 and a commitment to complete the construction and furnishing of the property, and contribute the facility to NuOasis Margarita in exchange for its 50% interest in NuOasis Margarita.

               Also, pursuant to the agreement in principle with the present owners of Le Palace Hotel, Cleopatra World has agreed to purchase the majority interest, being 55%, in the Tunisian corporation which owns the Le Palace Hotel for USD18,500,000, payable USD6,500,000 in cash at closing and USD12,000,000 in the form of a promissory note, the terms of which have not yet been finalized.

          F. Changes in Valuation of NuOasis Subsidiaries. Since September 30, 1996 except as set forth in Schedule "A" attached hereto (the "Valuations"), as may be amended from time to time prior to Closing, the value of the principal assets of the NuOasis Subsidiaries, net to the interest of being transferred to the NV Company pursuant hereto is USD as set forth in Schedule "8" have not (I) discharged or satisfied any liens other than those securing, or paid any obligation or liability which materially change the values shown on the Valuations.

7.       NuOasis Subsidiaries;  Conduct of Business

          Between the date hereof and the date of Closing or termination hereof, except with the prior written notice to GHK, NuOasis shall cause the NuOasis Subsidiaries to:

          A. Conduct Business as Usual: Conduct their business only in the usual and ordinary course and the character of such business shall not be changed nor any different business be undertaken;

          B. Maintain Current Capital Structure: Refrain from making any changes in their authorized or issued capital stock;

          C. Avoid Special Settlements: Not discharge or satisfy any lien or encumbrance or obligation or liability, other than current liabilities shown on their respective financial statements contained in the Valuations, and current liabilities incurred since that date in their respective course of business;

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          D.   Avoid  Distributions:  Not make any  payment or  distribution  to their respective stockholders, or purchase for cash or redeem any of their respective share capital;

          E. Avoid Encumbrance or Cancellation of Debt: Not mortgage, pledge, or subject to lien or encumbrance any of their respective assets, tangible or intangible not in the ordinary course of business;

          F.   Provide   Additional   Information:   Furnish   GHK   with   such
               documentation and information regarding the NuOasis Subsidiaries as is reasonably requested.

8.        Agreement  to Cause NV Company to Retain GHK for  Management  of Hotel
          Properties

          Upon Closing the NV Company will cause Cleopatra World to enter into a Management and Food Service Agreement in form and content to the agreement attached hereto as Schedule "5" with GHK (the "Hotel Properties Manager"), as to the Le Palace Hotel, and as to other hotels acquired by the NV Company. The Hotel Properties Manager shall supervise all hotel and food service aspects of the Le Palace Hotel and other hotel properties acquired by NV Company, and shall authorize the disbursement of funds by the NV Company for such development and management in accordance with the Pre-Opening Budget for Le Palace Hotel as set forth herein or, as to all such future hotel properties with the approval of the Operating Committee.

9. Agreement to Cause NV Company to Retain NuOasis for Management of Casino Gaming Properties

          Upon Closing the NV Company will cause the Properties to enter into a Gaming Management Agreement identical in form and content to the agreement attached hereto as Schedule "6" (the "Casino Management Agreement") with NuOasis ("Casino Properties Manager") who will configure the operational design of the respective casinos and manage the day-to-day operations of all casinos acquired or to be managed by the NV Company.

10.       Adoption of By-Laws of NV Company

          The NV Company shall approve and adopt By-Laws identical in form and content to the agreement attached hereto as Schedule "7" (the "NV By-Laws") which shall call for the formation of an Operating Committee, which shall have four (4) members, two (2) of which shall be selected by NuOasis and two (2) of which shall be selected by GHK (the "Operating Committee"). The Operating Committee shall make all determinations by majority vote; provided that (i) a unanimous vote shall be required to approve the sale of all or substantially all of the NV Company's assets or equity interest, and (ii) in the event of an impasse with respect to any determination to be made by majority vote, the membership of the Operating Committee shall be temporarily increased to five (5) members, with the fifth member to be selected by mutual agreement between GHK and NuOasis, in order to resolve such impasse by majority vote.

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11.       Conditions Precedent to Consummate Transaction

          The   obligation   of  GHK  or  NuOasis  to  effect  the   Transaction
          contemplated by this Agreement is subject to:

          A. Formation of NV Company; Adoption of By-Laws. The NV Company shall be duly formed as contemplated herein, and the NV By-Laws shall be approved by GHK and NuOasis.

          B. Appointment of NV Company Directors. As soon as reasonably practicable after the formation of the NV Company, but in any event on or before the Closing Date, NuOasis and GHK shall each appoint two (2) directors who shall be elected as Directors of the NV Company.

          C. Acceptance of the Value of the NuOasis Subsidiaries. GHK shall be satisfied with the results of its due diligence review of the NuOasis Subsidiaries, including without limitation its review of
               (a) the Valuations, (b) matters related to governmental permitting and approvals, (c) legal aspects of the respective Leases, (d) physical aspects of the respective Properties, (e) revenues expected to be generated by gaming devices and tables at the respective casinos, (f) projected income and expenses for the respective hotels, (g) all documentation evidencing the transactions described in this Agreement to be signed on or before the Closing, and (h) all other matters related to the feasibility of the Transaction.

          D. Capitalization of NV Company by GHK. GHK shall tender the GHK Capitalization, less the aggregate amount of its Pre-Closing Contributions (the GHK Capitalization after subtracting out the Pre-Closing Contributions shall hereinafter be referred to as the "Pre-Closing Capital"), for development, construction and continuing working capital purposes, in accordance with the respective budgets, or amended budget adopted by the parties hereto, or for purposes as otherwise required by the terms of any of the respective Leases.

          E. Activities Covered. The respective management agreements to be entered into by the NV Company, NuOasis and GHK on the Closing Date shall be executed by all parties.

                                                    [NUOINLTD\AGR:GHKJVCO.LOI]-5

Grand Hotel Krasnopolsky N.V.
October 7, 1996



12.      Additional Documents

         NuOasis and GHK each agree to execute such additional instruments and take such action as may be reasonably requested by the other party to effect the formation and capitalization of the NV Company or otherwise to carry out the intent and purposes of this Agreement.

13.      Notices

         All notices and other communications hereunder shall be in writing and shall be sent by prepaid first class mail to the parties at the following addresses, as amended by the parties with written notice to the other:

         To NuOasis:                NuOasis International Inc.
                                    43 Elizabeth Avenue
                                    Nassau, Bahamas
                                    Telephone:        +44-171-493-1166
                                    Facsimile:        +44-171-493-1197

         With copy to:              Bruno Hunziker
                                    Gruninger Hunziker Roth
                                    Thunstrasse 83, CH-3000
                                    Bern 16, Switzerland
                                    Telephone:       +41 (0) 31 356 5050
                                    Facsimile:       +41 (0) 31 356 5059

         To GHK:                    Grand Hotel Krasnopolsky N.V.
                                    DAM 9 - 1012 JS
                                    Amsterdam, The Netherlands
                                    Telephone:       + (31) 30 554 6011
                                    Facsimile:       + (31) 30 554 6127

         This  Agreement  may  be  executed   simultaneously   in  two  or  more
         counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.      Applicable Law

         This  Agreement  was  negotiated  and  shall be  constructed  under and
         governed  by  the  laws  of  The   Netherlands,   notwithstanding   any
         conflict-of-law provision to the contrary.

                                                    [NUOINLTD\AGR:GHKJVCO.LOI]-5

Grand Hotel Krasnopolsky N.V.
October 7, 1996



15.      Remedies on Disclosure or Circumvention

         The  parties  hereto  mutually  acknowledge  and agree  that the damage caused by breach or violation of the non-disclosure and non-circumvention terms and covenants contained herein are difficult to measure and, given such [LIQUIDATED DAMAGE CLAUSE]

16.      Authority

         The persons executing this Agreement are duly authorized to do so. Further, the parties hereto each represent, through such executors, that each has taken all action required by law or otherwise to properly and legally execute and carry out the terms of this Agreement.

17.      Entire Agreement

         This Agreement sets forth the entire understanding between the parties hereto and no other prior written or oral statement or agreement shall be recognized or enforced.

18.      Severability

         If a court of competent jurisdiction determines that any clause or provision of this Agreement is invalid, illegal, or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which determined to be void, illegal, or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

19.      Assignment

         Neither party may assign this Agreement without the express written consent of the other party. And, in the event of any approved arrangement, such assignment shall be binding on and inure to the benefit of such successor, or, in the event of death or incapacity, on their heirs, executors, administrators and successors of any party.

20.      Waiver

         No waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default, then, theretofore, or thereafter occurring or existing. This Agreement may only be amended by a writing signed by all parties hereto.

21.      Headings

         The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                                                    [NUOINLTD\AGR:GHKJVCO.LOI]-5

Grand Hotel Krasnopolsky N.V.
October 7, 1996



22.      Facsimile Counterparts

         If a party signs this Agreement and then transmits an electronic facsimile of the signature page to the other party, the party who receives the transmission may rely upon the electronic facsimile as a signed original of this Agreement.

Sincerely,

NuOasis International Inc.





ACCEPTED AND AGREED
THIS ----- DAY OF ----------, 1996

Grand Hotel Krasnopolsky N.V.



By:-------------------------------
   Name:

                                                    [NUOINLTD\AGR:GHKJVCO.LOI]-5

                                  SCHEDULE "1"

                                     to the
                                    Agreement
                              Dated October 7, 1996



                               PRE-OPENING BUDGET




                                             Cleopatra    Cleopatra      Le Palace     Cleopatra      Purchase of       NuOasis
                                             Hammamet     Gammarth         Hotel        Monastir      Interest in      Margarita
               Expenditure                    Casino       Casino         Mngmnt         Casino     Le Palace Hotel     Resort
---------------------------------------- -------------    ----------    -----------    ---------    ---------------    ---------
Security Deposit                         $     1,000      $ 1,000       $    3,000
Advance Rent                                       *            -                -
Gaming devices and related supplies            2,286        2,286
Table games and related supples
Furniture, fixtures and equipment
  (non-gaming)                                 1,285        1,325
Pre-Opening working capital                      500          500
Pre-Opening advertising                          400          400
Bankroll                                       2,000        2,000
Contingency                                      500          500
         TOTAL


                                  SCHEDULE "2"

                                     to the
                                    Agreement
                              Dated October 7, 1996



                                 THE INVESTMENTS

                                  SCHEDULE "3"

                                     to the
                                    Agreement
                              Dated October 7, 1996



                          THE HOTEL PROPERTIES MANAGER

                                  SCHEDULE "4"

                                     to the
                                    Agreement
                              Dated October 7, 1996



                         THE CASINO MANAGEMENT AGREEMENT

                                  SCHEDULE "5"

                                     to the
                                    Agreement
                              Dated October 7, 1996



                                 THE NV BY-LAWS

                                  SCHEDULE "6"

                                     to the
                                    Agreement
                              Dated October 7, 1996



                NET INTEREST BEING TRANSFERRED TO THE NV COMPANY

                                  SCHEDULE "A"

                                     to the
                                Letter Agreement
                              Dated October 7, 1996



                                 THE VALUATIONS



                                     SCHEDULE OF USE OF CAPITAL BY NV COMPANY




                                         Cleopatra     Cleopatra    Le Palace     Cleopatra  Purchase of   NuOasis
                                         Hammamet      Gammarth     Hotel         Monastir   Interest in   Margarita
               Expenditure               Casino        Casino       Mngmnt        Casino     Le Palace     Resort Hotel
---------------------------------------- -----------   -----------  ------------  ---------  -----------   ------------

Security Deposit                         $             $ 1,000,000  $  3,000,000  $          $         -   $          -
Advance Rent                               1,600,000                           -          -            -              -
Gaming devices and related supplies        2,400,000     2,500,000             -                       -      2,500,000
Furniture, fixtures and equipment
  (non-gaming)                             1,285,000     2,375,000             -                       -     11,000,000
Pre-Opening working capital                210,000         300,000     1,450,000               5,000,000(1)  12,000,000
Bankroll                                   2,000,000     2,000,000             -                       -      2,000,000
         TOTAL                           $ 7,495,000   $ 8,275,000  $  4,450,000  $          $ 5,000,000   $ 16,500,000
                                         ===========   ===========  ============ =========== ============= ============


                                                    [NUOINLTD\AGR:GHKJVCO.LOI]-5